Letterhead of Moores Rowland Mazars


August 29, 2005



                        CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this Registration Statement of Pacific CMA, Inc. on Form S-3 of our report dated May 26, 2003, on our audit of the consolidated financial statements of Pacific CMA, Inc. as of December 31, 2002 and the results of their operations and cash flows for the year then ended, which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005. We also consent to the reference to our firm under the captions "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Moores Rowland Mazars

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong